Exhibit 99.1

(CATALINA MARKETING LOGO)	NEWS

CONTACT:	FOR IMMEDIATE RELEASE
Christopher W. Wolf
Chief Financial Officer
(727) 579-5218

Joanne Freiberger
Vice President, Finance
(727) 579-5116

CATALINA MARKETING ANNOUNCES CONTINUING REVIEW OF FINANCIAL
STATEMENTS AND POSTPONEMENT OF ANNUAL SHAREHOLDER MEETING

ST. PETERSBURG, Fla., July 15, 2003 – Catalina Marketing Corporation (NYSE: POS) today announced that it is continuing to review the timing of revenue recognition at the company’s business unit, Catalina Health Resource (“CHR”). The company is also reviewing certain other revenue recognition timing issues in other parts of its business, as further described below. The company is continuing to work with its independent auditors, Ernst & Young LLP, to complete these activities. As a result of these reviews, the company will further delay filing its annual report on Form 10-K for the fiscal year 2003, ended March 31, 2003. The company previously filed a notification of late filing with the Securities and Exchange Commission under Rule 12b-25, but has since determined that it will be unable to comply with the filing deadline of July 15, 2003.

The company anticipates that, upon completion of its review of the financial results of CHR, certain revenues will shift from fiscal 2003 to fiscal 2004. However, the company expects these changes will impact only the timing of revenues, and not the aggregate amount of revenues reported or to be reported. These changes will affect the previously reported earnings of the company for the 2003 fiscal year, as well as the revenues and earnings reported for each of the company’s fiscal quarters during that year. The anticipated changes to CHR revenues for fiscal 2003 will also have an impact on the results for the first quarter of fiscal 2004, ended June 30, 2003, as well as on the forecasted results for the balance of the current fiscal year, but are not expected to impact subsequent fiscal years. The company also continues to evaluate whether the revenue recognition issues relating to CHR affect the company’s financial statements for periods prior to fiscal 2003.

The company is now also reviewing certain other revenue recognition timing matters in its core domestic business and CHR. The company expects that resulting changes, if any, will not impact aggregate revenue, but may affect the timing of revenue recognition in fiscal year 2003, prior fiscal years or future fiscal years.

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POS Announces Continuing Review

Following the reviews outlined in this press release, Catalina will work with Ernst & Young to complete the current audit of the company’s financial statements for the year ended March 31, 2003. The company cannot presently predict the time required to complete its reviews or the audit of the financial statements by Ernst & Young. However, the company will file its annual report on Form 10-K as soon as practicable after the review and the audit have been completed. Previously filed financial statements, including the associated audit opinions and review reports of the company, should not be relied upon until the company files its annual report for the year ended March 31, 2003 on Form 10-K.

The company also announced that its annual shareholder meeting, previously scheduled for August 8, 2003, has been postponed in order to accommodate a new timetable for filing the company’s annual report on Form 10-K. The meeting will be rescheduled as soon as the timing for the filing of the annual report can be finalized. In addition, the company will postpone its first quarter earnings release, previously scheduled for July 23, 2003, until after the filing of its annual report.

Daniel D. Granger, Chairman and Chief Executive Officer, commented, “We are disappointed about the additional time that is required for the company to complete its review of these revenue recognition timing issues. However, we are committed to resolving these issues as soon as possible. Accurately accounting for these issues is essential, and we simply need more time to ensure that we review these issues and report them correctly. The company continues to coordinate its efforts with Ernst & Young, and has notified both the Securities and Exchange Commission and the New York Stock Exchange to apprise them of the company’s activities and progress.”

Based in St. Petersburg, Fla., Catalina Marketing Corporation (www.catalinamarketing.com) provides a wide range of strategic, targeted marketing solutions for consumer goods companies and retailers. The targeted marketing services of the company are provided by interrelated operating groups that strive to influence the purchasing behavior of consumers wherever and whenever they make purchase decisions. Through these operating groups, Catalina Marketing is able to reach consumers internationally and domestically – in-store, using incentives, loyalty programs, sampling and advertising messages; at home, through direct mailings; and online. Personally identifiable data that may be collected from the company’s targeted marketing programs, as well as its research programs, will not be sold or given to any outside party without the express permission of the consumer.

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POS Announces Continuing Review

Certain statements in the preceding paragraphs are forward looking, and actual results may differ materially. Statements not based on historic facts involve risks and uncertainties, including, but not limited to, the changing market for promotional activities, especially as it relates to policies and programs of packaged goods and pharmaceutical manufacturers for the issuance of certain product coupons and other promotions, the effect of economic and competitive conditions and seasonal variations, actual promotional activities and programs with the company’s customers, the pace of installation of the company’s store network, the policies and programs of the company’s retail partners, the success of new services and businesses and the pace of their implementation, and the company’s ability to maintain favorable client relationships.

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